EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (in thousands, except per share data)

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                                                                                                         YEARS ENDED JUNE 30,
Net income per share was computed as follows:                                                          1995      1994      1993

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  Primary:
     1)  Income before cumulative effect of changes in accounting principles                         $ 7,479   $ 4,807   $ 4,533
     2)  Cumulative effect of changes in accounting for:
           Postretirement benefits (net of income tax benefit of $355)                                           (532)
         Income taxes                                                                                              933
     3)  Net income                                                                                  $ 7,479   $ 5,208   $ 4,533
     4)  Weighted average common shares outstanding                                                    6,010     5,965     5,953
     5)  Incremental shares under stock options computed under the treasury stock method using the
           average market price of issuer's common stock during the periods                              185       120        19
     6)  Weighted average common and common equivalent shares outstanding                              6,195     6,085     5,972
     7)  Income per share before cumulative effect of changes in accounting principles (item 1
           divided by item 6)                                                                        $  1.21   $  0.79   $  0.76
     8)  Cumulative effect of changes in accounting for postretirement benefits and income taxes                  0.07
     9)  Net income per share (item 3 divided by item 6)                                             $  1.21   $  0.86   $  0.76

  Fully diluted:
     1)  Income before cumulative effect of changes in accounting principles                         $ 7,479   $ 4,807   $ 4,533
     2)  Cumulative effect of changes in accounting for:
           Postretirement benefits (net of income tax benefit of $355)                                           (532)
         Income taxes                                                                                              933
     3)  Net income                                                                                  $ 7,479   $ 5,208   $ 4,533
     4)  Weighted average common shares outstanding                                                    6,010     5,965     5,953
     5)  Incremental shares under stock options computed under the treasury stock method using the market price of issuer's common stock at the end of the periods if higher than the
           average market price                                                                          253       207        27
     6)  Weighted average common and common equivalent shares outstanding                              6,263     6,172     5,980
     7)  Income per share before cumulative effect of changes in accounting principles (item 1
           divided by item 6)                                                                        $  1.19   $  0.78   $  0.76
     8)  Cumulative effect of changes in accounting for postretirement benefits and income taxes                  0.06
     9)  Net income per share (item 3 divided by item 6)                                             $  1.19   $  0.84   $  0.76
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